UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 20, 2013

Brainstorm Cell Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54365	20-8133057
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

605 Third Avenue, 34th Floor
New York, NY	10158
(Address of principal executive offices)	(Zip Code)

(646) 666-3188

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Brainstorm Cell Therapeutics Inc.’s (the “Company”) ALS Phase I/II clinical trial being conducted at the Hadassah Medical Center in Jerusalem, Israel, in which 12 ALS patients have been treated with the Company’s NurOwn™ technology (the “Clinical Trial”), has confirmed the safety of the NurOwnTM treatment protocol and also demonstrated initial signs of efficacy. The Clinical Trial has shown a significantly slower decline in overall clinical and respiratory function, as measured by the ALS Functional Rating Score (ALSFRS-R) and Forced Vital Capacity (FVC) score, respectively, in the six patients that received an intrathecal injection of the cells, in the six months following treatment as compared to the three months preceding treatment. The study concluded that in addition to establishing the safety of the treatment protocol, initial indications of clinical benefit were observed, which require further confirmation in additional trials. These results from the Clinical Trial will be presented by Prof. Dimitrios Karussis, principal investigator of the Clinical Trial, on March 20, 2013 at the American Academy of Neurology Annual Meeting at the San Diego Civic Center in San Diego, California. An oral and poster presentation will be made in the Emerging Science Session by Prof. Karussis, entitled, “Analysis of 12 Patients with Amyotrophic Lateral Sclerosis (ALS) Treated with Autologous Differentiated Mesenchymal Stem Cells: a Phase I/II Clinical Trial.”

NurOwn™ is a proprietary technology for the propagation and differentiation of autologous Mesenchymal Stem Cells (MSCs) into NeuroTrophic Factor (NTF)-secreting cells. The Company is currently conducting a Phase IIa dose-escalating trial pursuant to recent acceleration by the Israeli Ministry of Health. The Clinical Trial is being performed at Hadassah Medical Center in Jerusalem, Israel, which is collaborating with the Company and utilizing the Company’s NurOwn™ technology for growing and modifying autologous adult human stem cells to treat ALS, often referred to as Lou Gehrig's Disease. The study is headed by (x) Prof. Karussis, M.D., Ph.D., who is the head of Hadassah's Multiple Sclerosis Center and a member of the International Steering Committees for Bone Marrow and Mesenchymal Stem Cells Transplantation in Multiple Sclerosis (MS), and (y) a scientific team from the Company headed by Prof. Eldad Melamed.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 20, 2013	Brainstorm Cell Therapeutics Inc.

	By:	/s/ Liat Sossover
Liat Sossover
Chief Financial Officer